Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the incorporation by reference in the registration statements (No. 333-147510, 333-179227, 333-187467, and 333-203892) on Form S-8 and (No. 333-181748 and 333-208213) on Form S-3 of ZAGG Inc of our reports dated March 8, 2016, with respect to the consolidated balance sheets of ZAGG Inc and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of ZAGG Inc.

                                                                            KPMG llp

Salt Lake City, Utah

March 8, 2016